EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of PNM Resources, Inc. dated August 1, 2005 by PNM Resources, Inc. under the Securities Exchange Act of 1934, and in PNM Resources, Inc.'s Registration Statement Nos. 333-10993-99, 333-100186, 333-106080, 333-106054, 333-121059 on Form S-3 and Registration Statement Nos. 333-03303-99, 333-03289-99, 333-61598-99, 333-76316, 333-76288, 333-88372, 333-100184, 333-113684, 333-121371 and 333-125010 on Form S-8 of our report relating to the financial statements of TNP Enterprises, Inc. dated March 8, 2005 appearing in the Annual Report on Form 10-K of TNP Enterprises, Inc. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Dallas, Texas
August 1, 2005